Exhibit 99.1

Autobytel Reports First Quarter 2015 Results

IRVINE, California – May 7, 2015 – Autobytel Inc. (NASDAQ:  ABTL), a leading provider of online automotive services connecting consumers with dealers, reported financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Summary vs. Year-Ago Quarter

●	Revenues were $26.2 million versus $27.0 million
●	Advertising revenues increased 138% to $1.6 million
●	Gross profit margin increased 110 basis points to 38.5%
●	Net income increased 109% to $0.8 million or $0.07 per diluted share

Management Commentary

“Following a strong fourth quarter in 2014, our first quarter of the year was highlighted by a 110 basis point increase in gross margin and continued growth in our advertising business,” said Jeff Coats, President and CEO of Autobytel.  “As expected, overall revenues were essentially flat due to dealer churn from last year’s AutoUSA acquisition.  However, we believe this trend is bottoming and we expect a return to dealer count growth during the second quarter.

“We also advanced several of our growth initiatives in the first quarter, particularly in our used car leads business and suite of mobile products.  In fact, today we have more active dealers utilizing our mobile platform than ever before.

“Over the course of 2015, we will continue to drive growth through enhanced lead generation and value-add products and services, as well as through our expanding relationship with AutoWeb.  During the second quarter, we plan to launch our newly revamped Car.com website, which will showcase AutoWeb listings and build upon the significant opportunity to drive growth in our advertising business.  We look forward to capitalizing on these initiatives while continuing to provide our customers with the highest quality leads in the automotive marketplace.”

First Quarter 2015 Financial Results

Total revenues in the first quarter of 2015 were $26.2 million compared to $27.0 million in the same year-ago quarter.  Revenues generated from automotive leads and services totaled $23.0 million compared to $24.7 million a year ago.  The decrease was largely driven by expected dealer churn from AutoUSA, as well as an overall decline in car sales growth compared to the same period last year.  Retail revenues were $11.3 million compared to $12.2 million last year, and wholesale revenues totaled $11.7 million compared to $12.5 million.

Advertising revenues increased 138% to $1.6 million from $0.7 million in the year-ago quarter due to continued optimization of the company’s Jumpstart relationship and growth from the company’s commercial relationship with AutoWeb.

Gross profit in the first quarter remained flat at $10.1 million compared to the year-ago quarter.  As a percentage of revenues, gross profit increased 110 basis points to 38.5% compared to 37.4% one year ago.  The increase in gross margin was primarily due to a higher percentage of internally-generated leads and advertising revenue.

Total operating expenses in the first quarter decreased 4% to $8.9 million compared to $9.3 million in the year-ago quarter, primarily due to transactions costs associated with last year’s AutoUSA acquisition.  As a percentage of revenues, total operating expenses decreased 60 basis points to 34.0% compared to 34.6% in the first quarter of 2014.

Net income in the first quarter of 2015 increased 109% to $0.8 million or $0.07 per diluted share, compared to $0.4 million or $0.04 per diluted share in the year-ago quarter.

Non-GAAP income increased 11% to $2.4 million or $0.21 per diluted share, compared to $2.1 million or $0.21 per diluted share in the first quarter of 2014 (see “Note about Non-GAAP Financial Measures” below for further discussion).

Business Outlook

Autobytel’s guidance for fiscal 2015 remains on track with revenues to range between $114.0 million and $120.0 million, representing an increase of approximately 7% to 13% from 2014.  The company also maintains its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $0.97 and $1.16, an increase of approximately 17% to 40%.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2015 results, followed by a question-and-answer session.

Date:  Thursday, May 7, 2015
Time:  5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number:  1-877-852-2929
International dial-in number:  1-404-991-3925
Conference ID:  28443285

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company’s website.

The conference call will also be broadcast live at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 14, 2015.  The call will also be archived in the Investor Relations section of Autobytel’s website for one year.

Toll-free replay number:  1-855-859-2056
International replay number:  1-404-537-3406
Replay ID:  28443285

Note about Non-GAAP Financial Measures

Autobytel has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2015 and 2014 first quarter.  The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding.  The company’s management believes that presenting non-GAAP income and non-GAAP EPS provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are better metrics for monitoring the company’s performance given the company’s net operating loss (NOL) tax credits.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States.  The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, (i) that the company believes the trend in dealer churn is bottoming and that the company expects a return to dealer count growth during the second quarter of 2015; (ii) that over the course of 2015, the company intends to continue to drive growth through enhanced lead generation and value-add products and services; (iii) that the company plans to launch its newly revamped Car.com website during the second quarter of 2015; (iv) that the company’s guidance for fiscal 2015 remains on track with revenues to range between $114.0 million and $120.0 million, representing an increase of approximately 7% to 13% from 2014; and (v) that the company also maintains its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $0.97 and $1.16, an increase of approximately 17% to 40%, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company’s stock.

Company Contact:

Kim Boren
Chief Financial Officer
949-437-4694
kimb@autobytel.com

Investor Relations:

Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$19,322	$20,747
Accounts receivable (net of allowances for bad debts and customer credits of $712 and $770 at March 31, 2015 and December 31, 2014, respectively)	18,779	18,311
Deferred tax asset	5,263	5,498
Prepaid expenses and other current assets	512	811
Total current assets	43,876	45,367
Property and equipment, net	2,021	1,904
Investments	3,880	3,880
Intangible assets, net	3,791	4,173
Goodwill	20,948	20,948
Long-term deferred tax asset	27,395	27,396
Other assets	1,062	1,081
Total assets	$102,973	$104,749

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,895	$7,685
Accrued expenses and other current liabilities	6,640	9,495
Convertible note payable	5,000	5,000
Total current liabilities	19,535	22,180
Convertible note payable	1,000	1,000
Term loan payable	6,188	6,750
Borrowings under credit facility	5,250	5,250
Other non-current liabilities	311	311
Total liabilities	32,284	35,491

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 8,880,630 and 8,880,377 shares issued and outstanding, as of March 31, 2015 and December 31, 2014, respectively	9	9
Additional paid-in capital	308,848	308,190
Accumulated deficit	(238,168)	(238,941)
Total stockholders' equity	70,689	69,258
Total liabilities and stockholders' equity	$102,973	$104,749

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,

	2015	2014

Revenues:
Lead fees	$24,167	$26,013
Advertising	1,600	673
Other revenues	476	273
Total revenues	26,243	26,959
Cost of revenues	16,145	16,874
Gross profit	10,098	10,085

Operating expenses:
Sales and marketing	3,584	4,017
Technology support	1,831	1,924
General and administrative	3,046	3,022
Depreciation and amortization	485	434
Litigation settlements	(25)	(68)
Total operating expenses	8,921	9,329
Operating income	1,177	756
Interest and other income (expense), net	(147)	(166)
Income tax provision	257	220
Net income and comprehensive income	$773	$370

Basic earnings per common share	$0.09	$0.04
Diluted earnings per common share	$0.07	$0.04

Shares used in computing earnings per common share (in thousands):
Basic	8,880	8,928
Diluted	11,097	10,282

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,
	2015	2014

Net income	$773	$370
Amortization of acquired intangibles	376	332
Non-cash stock based compensation
Cost of revenues	25	17
Sales and marketing	140	109
Technology support	71	56
General and administrative	417	104
Total non-cash stock-based compensation	653	286
Acquisition costs	-	984
Severance costs	330	-
Litigation settlements	(25)	(68)
Income taxes	257	220

Non-GAAP income	$2,364	$2,124

Weighted average diluted shares	11,097	10,282

GAAP EPS	$0.07	$0.04
EPS impact of adjustments	0.14	0.17
Non-GAAP EPS	$0.21	$0.21